UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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WideOpenWest, Inc.
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WIDEOPENWEST, INC.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2021

To the Stockholders of WideOpenWest, Inc.:

The Annual Meeting of Stockholders of WideOpenWest, Inc. (“Company”) will be held on May 6, 2021 at 8:30 a.m., Eastern Time, virtually via a live webcast, for the following purposes:

Items of Business

(1)	To re-elect three members of the Board of Directors. The Board intends to present for re-election the following three nominees: Teresa Elder, Jeffrey Marcus and Phil Seskin;
(2)To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for 2021;
(3)An advisory (non-binding) vote on the Company’s executive compensation; and
(4)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

Record Date

Close of business on March 15, 2021.

Sincerely,

/s/ JEFFREY MARCUS
Jeffrey Marcus Chairman of the Board Englewood, Colorado March 23, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2021: The Company’s Notice of Annual Meeting, Proxy Statement and 2020 Annual Report to stockholders are available on the Internet at www.proxyvote.com.

WIDEOPENWEST, INC.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

PROXY STATEMENT

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (“Board of Directors” or the “Board”) of WideOpenWest, Inc., a Delaware corporation (“Company” or “WOW”), for use at the 2021 Annual Meeting of Stockholders (“Annual Meeting”). This Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about March 31, 2021. Our Annual Report for the year ended December 31, 2020 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.proxyvote.com and www.wowway.com.

GENERAL INFORMATION

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2021 Annual Meeting to be held virtually on May 6, 2021 at 8:30 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted via a live webcast on the Internet at www.virtualshareholdermeeting.com/WOW2021.

We are providing you this proxy statement (“Proxy Statement”) and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (“Notice”) because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

This proxy statement is first being made available on or about March 31, 2021, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

These proxy materials include:

●	The Notice of 2021 Annual Meeting of Stockholders;
●	This Proxy Statement for the 2021 Annual Meeting; and
●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021 (“Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card for the Annual Meeting.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 15, 2021, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 15, 2021, we had 87,199,177 shares of common stock outstanding and entitled to vote. Holders of the Company’s common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present via webcast or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

Proposal One—Re-election of Directors. Directors will be re-elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 1.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of BDO USA, LLP as the independent registered public accounting firm for 2021 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 2.

Proposal Three—Advisory (Non-Binding) Vote to Approve the Company’s Executive Compensation. As disclosed in “Executive Compensation,” this proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement. Withheld votes and broker non-votes (as defined below) will have no effect on Proposal No. 3.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

“FOR” Proposal One, the re-election to the Board of each of the three nominees named in this Proxy Statement;

“FOR” Proposal Two, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021; and

“FOR” Proposal Three, the non-binding advisory approval of the Company’s executive compensation.

Voting Your Shares

If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote by following the instructions included on your proxy card and (1) completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope, (2) by telephone or (3) electronically through the Internet. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote during the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine” proposals, which includes only Proposal Two for purposes of the Annual Meeting. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.”

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

In all cases, the deadline for submission of your proxy by telephone or via the Internet is 11:59 p.m., Eastern Time, on May 5, 2021.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting, to host the virtual meeting and to act as vote tabulator. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. The Company will also request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. (ET) on May 5, 2021, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by participating during the Annual Meeting and voting during the Annual Meeting. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Proxy Materials

Beginning on or about March 31, 2021, we will mail or e-mail to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and Annual Report over the Internet and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials and Annual Report, you may request such materials by telephone at 1-800-579-1639, by email at sendmaterial@proxyvote.com, or over the Internet at www.proxyvote.com.

Inspector of Election

A representative from Broadridge will serve as the inspector of election for the Annual Meeting.

Stockholder Proposals

Notice of any proposal that a stockholder intends to present at the 2022 annual meeting of stockholders, as well as any director nominations, must be delivered to the principal executive offices of the Company not earlier than the close of business on January 6, 2022 nor later than the close of business on February 5, 2022. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2022 annual meeting of stockholders. A copy of the Company’s bylaws is available on the Company’s corporate website at www.wowway.com. Our website is not part of this proxy statement. Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act of 1934, as amended (“Exchange Act”). For such proposals to be included in our proxy materials relating to our 2022 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 1, 2021.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Board of Directors

Set forth below is the name, age, position and a description of the business experience of each of our directors and director nominees as of March 23, 2021:

					Current
					Term
Name	Age	Position(s)	Class	Appointed	Expiration
Director Nominees:
Teresa Elder	59	Chief Executive Officer and Director	I	December 14, 2017	2021
Jeffrey Marcus	74	Chairman of the Board	I	March 15, 2017	2021
Phil Seskin	57	Director	I	March 15, 2017	2021
Continuing Directors:
Daniel Kilpatrick	40	Director	II	March 15, 2017	2022
Tom McMillin	59	Director	II	August 7, 2017	2022
Barry Volpert	61	Director	II	October 16, 2019	2022
Gunjan Bhow	50	Director	III	July 29, 2020	2023
Jill Bright	58	Director	III	September 5, 2017	2023
Brian Cassidy	47	Director	III	March 15, 2017	2023

Background of Directors

Director Nominees

Teresa Elder, Chief Executive Officer and Director. Ms. Elder was appointed as CEO of the Company in December 2017. Ms. Elder has over 25 years of experience in the cable and wireless industries, including previous CEO and President roles. She has been an officer of Vodafone, AT&T, and Clearwire, among others. Ms. Elder has been a Member and then Board Chair of the Management Board of the Stanford University Graduate School of Business from 2012-2018, a member of the Board of Advisors to the Stanford University MSx Program and Steering Committee to Stanford Women on Boards, a member of the Cystic Fibrosis Foundation Board of Trustees as of 2017 and a member of the Board of C-SPAN as of 2018. Ms. Elder served as a member of the Board of Advisors for the Markkula Center for Applied Ethics until January 2019. Ms. Elder received her undergraduate degree from Creighton University, summa cum laude, and she holds a Master of Science in Management from Stanford University, Graduate School of Business. Ms. Elder was selected to serve on our Board of Directors because of her extensive executive and industry experience, in addition to her role as our Chief Executive Officer.

Jeffrey Marcus, Chairman of the Board. Mr. Marcus began his career in the cable television business in 1967 selling cable door-to-door working his way through college. Over the years, he has been a cable system operator, cable system owner, and cable company investor. Mr. Marcus was the founder of Marcus Communications in 1982 and after its sale in 1988, he founded Marcus Cable, which grew to become the largest privately held cable company in the U.S. prior to its sale to Microsoft co-founder Paul Allen in 1998. Mr. Marcus went on to become CEO of AMFM (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcast companies at the time. In 2004, Mr. Marcus joined newly formed Crestview Partners as the Head of Media and over the next 14 years, he led the firm’s investments in cable, radio, broadcast services and other unrelated verticals. He retired from Crestview at the end of 2018. Mr. Marcus has served on a variety of public and private company boards including Charter Communications, Camping World Holdings, NEP Group, Insight Communications, OneLink Communications, Brinker International and AMFM. He also served as Chairman of DS Services and Cumulus Media, Inc. Mr. Marcus received a Bachelor of Arts degree in economics from the University of California, Berkley in 1968. Mr. Marcus was selected to serve on our Board of Directors because of his extensive cable television experience and his experience as a CEO and Chairman of several companies in the communications industry.

Phil Seskin, Director. Since 2019, Mr. Seskin has been associated with the 3i Group as a member of the global executive network. Prior to 3i, Mr. Seskin served as an industry executive at Avista Capital Partners from 2012 through 2017. Prior to Avista, Mr. Seskin spent more than two decades at Verizon Communications, most recently as a Senior Vice President of Strategy and Corporate Development. At Verizon, Mr. Seskin led transactions totaling approximately $200 billion and initiatives that spanned more than 20 countries and involved strategy, acquisitions, operations, valuation, cross-border currency, tax and regulatory issues. Mr. Seskin co-founded Verizon Strategic Investments, Verizon’s venture capital operation. Mr. Seskin serves as a Trustee of Big Brothers Big Sisters of New York City. He has also served as a Director of Databank Holdings, Telular Corporation, AboveNet, ComLinkData, Independence IT and as a Trustee of New York Downtown Hospital until its merger with New York Presbyterian. Mr. Seskin received a Bachelor of Arts degree from Adelphi University in 1985 and a Master of Business Administration in Finance in 1992 from Hofstra University. Mr. Seskin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

Continuing Directors

Daniel Kilpatrick, Director. Mr. Kilpatrick is a Partner at Crestview, where he joined in 2009, and currently serves as head of Crestview’s financial services strategy. Mr. Kilpatrick is currently on the board of directors of various Crestview portfolio companies, including Congruex, LLC and Venerable Holdings, Inc. and is a board observer of Fidelis Insurance Holdings Limited. Mr. Kilpatrick was previously on the boards of Accuride Corporation, Camping World Holdings Inc., ICM Partners, Industrial Media, NYDJ Apparel and Symbion. Mr. Kilpatrick received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Yale University. Mr. Kilpatrick was selected to serve on our Board of Directors because of his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Tom McMillin, Director. Mr. McMillin founded Nevis Advisors in August 2017 and serves as its Managing Partner. He previously served as the President and Chief Operating Officer of TierPoint and Cequel III. Prior to joining TierPoint and Cequel III in December 2015, Mr. McMillin served as the Executive Vice President and Chief Operating Officer of Suddenlink Communications starting in 2006. Prior to joining Suddenlink, Mr. McMillin served as Chief Financial Officer for a diverse group of communication companies including First Broadcasting, Clearwire Technologies, Inc., AMFM, Inc. and Marcus Cable. He began his professional career with Arthur Andersen & Co. In addition to WOW, Mr. McMillin currently serves on the board of directors of Service Express, Inc. (private) and serves on the board of advisors of Keeley Companies (private) and is Investment Committee Advisor of Cultivation Capital Tech Fund III. He also serves on the board of governors for the SSM Health Cardinal Glennon Children's Hospital Foundation. He previously served on the boards of Ntirety (private), Ascent Capital Group, Inc., Suddenlink Communications and TierPoint. Mr. McMillin received a Bachelor of Science degree in accountancy from the University of Missouri-Columbia. Mr. McMillin was selected to serve on our Board of Directors because of his industry knowledge and operating expertise developed over years of experience in the industry and his leadership skills and strategic guidance.

Barry Volpert, Director. Mr. Volpert co-founded Crestview in 2004 and is a partner and the CEO, as well as the chairman of the Investment Committee. Mr. Volpert specializes in complex and contrarian investment themes arising out of major dislocations or restructurings. Mr. Volpert retired as a partner of Goldman Sachs in 2003, where he spent 18 years as a co-founder and ultimately co-COO of the global private equity business. Among his responsibilities at Goldman Sachs, Mr. Volpert led the international private equity business while based in London for six years and founded the mezzanine fund business. Mr. Volpert is currently a director of Industrial Media and Venerable Holdings and was previously a director of Key Safety Systems, Lancashire, Oxbow Carbon and ValueOptions. Mr. Volpert also serves as a member of the Dean’s Advisory Board at Harvard Law School, is a member of the Robert F. Kennedy Human Rights board of directors and an elected council member of the Sagaponack Village Erosion Control District. Mr. Volpert received a J.D., magna cum laude, from Harvard Law School, where he was an editor of the Law Review. Mr. Volpert received an M.B.A., with high distinction, from Harvard Business School, where he was a Baker Scholar. Mr. Volpert received an A.B., summa cum laude, from Amherst College, where he was elected to Phi Beta Kappa. Mr. Volpert was selected to serve on our Board of Directors because of his leadership skills as head of Crestview’s media and communications investment strategy, his current and prior directorships experience in this industry, and his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Gunjan Bhow, Director. Mr. Bhow has worked in Silicon Valley for 25 years in consumer digital products, including software, applications, services, and devices. From 2018 to present, he has served as the Global Chief Digital Officer for Walgreens Boots Alliance (WBA), where he is responsible for e-commerce, data science, store technology, healthcare, retail, and pharmacy growth. Prior to WBA, he worked for The Walt Disney Company as Senior Vice President and General Manager of Direct-to-consumer, E-commerce, and Digital, where he led the strategy, development and operations for Disney+, Disney Movies Anywhere, and Disney Movie Club, among other consumer offerings. Prior to Disney, Mr. Bhow worked with Amazon as a Head of Product Management, Digital, where he led from concept-to-release the Amazon Fire TV Stick, Fire TV, and various innovative products including Prime Video and Echo. Mr. Bhow has an M.B.A. from Harvard University Graduate School of Business, where he authored a best-selling case study on economics of internet based initial public offerings, and he received a B.S. in Electrical Engineering and Computer Science with honors from the University of California at Berkeley, where he focused on cognitive psychology and interactive media. In addition to WOW, Mr. Bhow currently serves on the board of directors of Recreational Equipment, Inc. (REI) (co-operative) and Child Mind Institute (non-profit). Mr. Bhow was selected to serve in our Board of Directors because of his significant digital marketing skills and significant experience in leading direct to consumer marketing and e-commerce initiatives.

Jill Bright, Director. Ms. Bright most recently served as Executive Vice President of Human Resources and Administration at Sotheby’s since August 2017. Prior to joining Sotheby’s, Ms. Bright spent more than 20 years at Condé Nast where she led the Human Resources group for over a decade until her appointment as Chief Administrative Officer in 2010. Before joining Condé Nast, Ms. Bright held senior human resources roles at American Express and Macy’s. In 2015, she was appointed by Mayor de Blasio to the Quadrennial Advisory Commission to study, evaluate and make recommendations for compensation levels of elected City Officials. Ms. Bright was a member of the Alliance for Downtown New York during 2015-2016 and served as Mayor de Blasio’s Representative to the board of the New York Public Library from December 2017 to December 2019. Ms. Bright is currently a Board Director and Chair of the Compensation Committee for WOW. Ms. Bright has also served as a member of the National Board of Girls Inc. in addition to serving as a Board Director for Cumulus Media from March 2017 through April 2018. She completed the Deloitte Board-Ready-Women Program in Fall 2016 and has been a panelist/speaker at subsequent Deloitte Board-Ready-Women conferences. Ms. Bright completed her MBA at New York University's Stern School of Business and received her bachelor’s degree from Marymount Manhattan College, where she also served as a member of the Board of Trustees for a two-year term. Ms. Bright was selected to serve on our Board of Directors because of her operating experience and expertise in compensation issues.

Brian Cassidy, Director. Mr. Cassidy is Co-President and a Partner at Crestview Partners, having joined the firm in 2004. He currently serves as head of the Crestview Partners' media and communications investment strategy and a director of Crestview portfolio companies Camping World Holdings, Inc., Congruex LLC, Hornblower Holdings, Industrial Media, ICM Partners, VIad Corp. and Framestore/Company 3. Mr. Cassidy was previously involved with the firm's investments in ValueOptions, Inc., OneLink Communications, Charter Communications, Inc., Insight Communications, Cumulus Media, Inc., Interoute Communications Holdings and NEP Group, Inc. Prior to joining Crestview, Mr. Cassidy worked in private equity at Boston Ventures, where he invested in companies in the media and communications, entertainment and business services industries. Mr. Cassidy also worked as the acting CFO of a portfolio company of Boston Ventures. Mr. Cassidy was also an investment banking analyst at Alex Brown & Sons, where he completed a range of financing and M&A assignments for companies in the consumer and business services sectors. Mr. Cassidy received a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts degree in Physics from Harvard College. Mr. Cassidy was selected to serve on our Board of Directors because of his leadership skills as head of Crestview's media and communications investment strategy, his current and prior directorships experience in this industry, and his private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

As of January 1, 2020, a majority of the members of our Board of Directors are deemed independent and each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised entirely of independent directors, and we fully complied with the independence requirements of Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange.

Our Board of Directors has affirmatively determined that each of our directors other than Ms. Elder are independent directors under the applicable rules of the New York Stock Exchange and that Mr. McMillin, Mr. Kilpatrick and Mr. Seskin are also independent directors for purposes of Rule 10A-3 of the Exchange Act.

Board Leadership Structure

We currently separate the roles of Chair of the Board and Chief Executive Officer as we believe that the Company and its stockholders are best served by having an independent director serve as Chair while allowing for close collaboration on Board agenda items with our Chief Executive Officer. Our current Chairman, Jeffrey Marcus, chairs all Board meetings, including regular executive sessions, and consults with Ms. Elder regarding issues to be included in Board meeting agendas.

Classification of Board of Directors

Our amended and restated certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Our directors are divided among the three classes as follows:

●	Class I directors, Teresa Elder, Jeffrey Marcus and Phil Seskin, whose initial terms expire at our Annual Meeting this year;
●	Class II directors, Daniel Kilpatrick, Tom McMillin and Barry Volpert whose terms expire at the annual meeting of the stockholders occurring in 2022; and
●	Class III directors, Gunjan Bhow, Jill Bright and Brian Cassidy, whose terms expire at the annual meeting of the stockholders occurring in 2023.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

Stockholders’ Agreement

We are party to a Stockholders’ Agreement with Crestview Partners (“Sponsor”) and certain members of management. The Stockholders’ Agreement provides, among other things, that the Sponsor has the right to designate:

●	three directors to our Board of Directors for so long as the Sponsor owns at least 22.5% of our outstanding shares of common stock;
●	two directors for so long as the Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and
~~●~~	one director to our Board of Directors for so long as the Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

The current Crestview designees are Mr. Kilpatrick, Mr. Cassidy and Mr. Volpert. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. Members of the Board of Directors are expected to attend all Board meetings, the Annual Meeting and all meetings of all committees of the Board on which they serve. In 2020, the Board of Directors held nine meetings and all of the members of the Board of Directors attended more than 75% of the meetings of the Board of Directors and more than 75% of the meetings of all committees of the Board on which they serve. Each member of our Board of Directors attended our 2019 Annual Meeting with the exception of Gunjan Bhow who had not yet been appointed to the Board at such time. On February 13, 2020, our Board of Directors reconstituted the composition of our three standing committees, as set forth below. Mr. Bhow was not appointed to the Compensation Committee until his appointment to the Board in July 2020.

Nominating and
	Audit	Corporate Governance	Compensation
Director	Committee	Committee	Committee
Teresa Elder
Gunjan Bhow			Member
Jill Bright		Member	Chair
Brian Cassidy		Member
Daniel Kilpatrick	Member		Member
Jeffrey Marcus
Tom McMillin	Chair		Member
Phil Seskin	Member	Chair
Barry Volpert
Number of Meetings in 2020:	7	5	6

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

Our Audit Committee consists of Tom McMillin, as chair, Daniel Kilpatrick and Phil Seskin. Our Board of Directors has affirmatively determined that Tom McMillin, Daniel Kilpatrick and Phil Seskin meet the definition of “independent director” for purposes of serving on an Audit Committee under applicable SEC and the New York Stock Exchange rules, and we comply with these independence requirements, including the requirement to have an audit committee consisting entirely of independent directors within the one year anniversary of our initial public offering. Our Board of Directors has determined that Mr. McMillin and Mr. Kilpatrick qualify as “Audit Committee financial experts.”

Our written charter for the Audit Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) screening and identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors, including nominees recommended by stockholders; (2) overseeing the organization of our Board of Directors to discharge the Board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) overseeing evaluations of the Board, individual Board members and the Board committees; and (5) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

In accordance with the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.wowway.com, and as part of this process, the Nominating and Corporate Governance Committee considers the breadth of background, strength of character, skills, reputation in the business community, ethics and integrity that candidates may bring to the Board of Directors. Although not specifically prescribed by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers the diversity of prospective nominees (including incumbent directors), which may enhance the viewpoints of the Board through a mix of different professional and personal backgrounds and experiences.

Our Nominating and Corporate Governance Committee consists of Phil Seskin, as chair, Jill Bright and Brian Cassidy.

Our written charter for the Nominating and Corporate Governance Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, CEO and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Our Compensation Committee consists of Jill Bright, as chair, Gunjan Bhow, Daniel Kilpatrick, and Tom McMillin.

Our written charter for the Compensation Committee is available on our corporate website at www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

Risk Oversight

Our Board of Directors delegates to the Audit Committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Ethics

We have adopted a written General Code of Ethics (“General Code of Ethics”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and controller. In addition, we have adopted a written Code of Ethics for Executive Officers and Principal Accounting Personnel (“Senior Officer Code of Ethics”) which applies to our principal executive officer, principal financial officer, controller and other designated members of our management. Copies of each code are available on our corporate website www.wowway.com. The information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement.

We will provide any person, without charge, upon request, a copy of our General Code of Ethics or Senior Officer Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

Communications to the Board of Directors

Stockholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111. Our Secretary will forward all correspondence to the relevant group or individual.

Executive Officers

Set forth below is the name, age, position and a description of the business experience of each of our executive officers as of March 23, 2021.

Name	Age	Position(s)
Teresa Elder	59	CEO and Director
John Rego	59	Chief Financial Officer
Craig Martin	69	General Counsel & Secretary
Shannon Campain	48	Chief Commerical Officer
Henry Hryckiewicz	55	Chief Technology Officer
Bill Case	50	Chief Information Officer
David Brunick	59	Chief Human Resources Officer
Don Schena	61	Chief Customer Experience Officer

Background of Executive Officers

Teresa Elder, Chief Executive Officer and Director. Ms. Elder’s biographical information is included in “—Background of Directors—Director Nominees.”

John Rego, Chief Financial Officer. Mr. Rego joined the Company as chief financial officer in June 2020 bringing with him more than 37 years of finance, accounting and operational experience. Prior to joining WOW, Mr. Rego served as CFO for Telaria, Inc. (sold to the Rubicon Project), and prior to that was CFO for Virgin Galactic. He also served as executive vice president, chief financial officer and treasurer for Vonage Holdings Corp. for nearly eight years as they substantially grew their customer base. Mr. Rego received his undergraduate degree from Rutgers University and is a Certified Public Accountant and a Chartered Global Management Accountant.

Craig Martin, General Counsel and Secretary. Mr. Martin is the Company’s general counsel and secretary, positions he has held since joining the company in January 2000. Prior to joining WOW, Mr. Martin served as chief operating officer and chairperson of the cable and telecommunications practice group of Howard & Howard Attorneys, PC. He received his undergraduate degree from Amherst College, his Master of Science from Trinity College, Dublin and his Juris Doctor degree from the University of Notre Dame.

Shannon Campain, Chief Commercial Officer. Ms. Campain joined the Company as chief commercial officer in June 2020. Prior to joining WOW, Ms. Campain served as a consultant for Fox Corporation and held a similar position at Discovery Communications where she led the brand’s MotorTrend OTT offering. She was previously senior vice president and general manager for consumer markets at CenturyLink and spent 16 years at DirectTV/AT&T in various sales and marketing roles with increasing responsibility. Ms. Campain holds Master of Science and Bachelor of Science degrees in Business Administration/Marketing and Economics from California State University, Long Beach.

Henry Hryckiewicz, Chief Technology Officer. Mr. Hryckiewicz joined the Company as chief technology officer in January 2020 bringing more than 20 years of experience as an engineering and technical operations executive in the telecommunications industry. He was most recently the senior vice president of engineering operations for residential and business services for Time Warner Cable where he managed strategic and operational oversight of network design, deployment, operations and expansion. Prior to his tenure at Time Warner Cable, he held multiple leadership positions at Adelphia Communications Corporation.

Bill Case, Chief Information Officer. Mr. Case was named chief information officer at WOW in September 2019 with responsibility for leading the company’s IT, technology transformation, and program management teams. Mr. Case joined WOW in 2018 as vice president of Total Rewards, bringing more than 25 years of technology, operations, human resources and business development experience in the cable, business services and healthcare industries. His broad experience includes executive roles with AT&T Broadband, Teletech, Hewitt Associates, ProNerve, WCG Partners, and Cochlear. Before joining WOW, Mr. Case was managing partner of Wheelhouse Consulting Group. Mr. Case holds a bachelor’s degree in Finance and Marketing as well as a master’s degree in Information Systems from the University of Colorado, Boulder. He earned an MBA at Northwestern University’s Kellogg School of Management in Evanston, Illinois.

David Brunick, Chief Human Resources Officer. Mr. Brunick joined the Company as chief human resources officer in February 2018. For more than 30 years, Mr. Brunick has transformed the human resources functions in large companies to be the driver for business performance through top talent who are valued, well trained, and recognized for the work they do to make organizations thrive. Mr. Brunick is a veteran of the telecom, wireless and cable industries, having been the top HR executive in organizations such as MediaOne and Adelphia. Mr. Brunick attended the University of Colorado where he earned a bachelor’s degree in Business and a master’s degree in Management and Organizational Development. Mr. Brunick also received a Doctor of Behavioral Health degree from Arizona State University. Mr. Brunick is committed to his community with a focus on improving the mental health of people in Colorado. Mr. Brunick is an active volunteer and former board member for Maria Droste Counseling, a community mental health agency in Denver.

Don Schena, Chief Customer Experience Officer. Mr. Schena joined the Company in July 2018. As chief customer experience officer, Mr. Schena has responsibility for WOW’s strategy and vision for all customer-facing functions. Mr. Schena has more than 25 years of senior-level experience in the telecommunications industry, having previously served as senior vice president at Clearwire, Comcast, AT&T and MediaOne. In his roles at Comcast and AT&T, he oversaw up to 5,000 employees and more than 2 million customers. In addition, Mr. Schena served as chief operating officer at Simple Star where he led strategy execution and managed finance, human resources, customer care, business development, and partner management functions. Mr. Schena brings to WOW an impressive track record of building and managing customer relationships and delivering advanced products and services to customers.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2020 concerning our equity compensation plans:

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation plans
	issued upon exercise of	Weighted‑average exercise	(excluding securities
	outstanding options,	price of outstanding	reflected in the first
Plan category	warrants or rights(#)(1)	grants	column)(#)(1)
Equity compensation plans approved by stockholders	4,990,971	$—	4,176,820
Equity compensation plans not approved by stockholders	—	—	—
Total	4,990,971	$—	4,176,820

(1) Excludes 404,863 performance shares granted on August 5, 2020 to certain executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Delinquent Section 16(a) Reports

Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2020 all filing requirements applicable to the Reporting Persons were timely met, with the exception of a late Form 4 for a hiring grant, four late Form 4s relating to annual restricted stock grants to certain independent directors, and two late Form 4s attributable to independent directors that had chosen to be paid in stock in lieu of cash for certain director fees.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about the beneficial ownership of our common stock, as of March 15, 2021, by:

●	each person known by us to beneficially own 5% or more of our outstanding common stock;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

As of March 15, 2021, there were 87,199,177 shares of our common stock outstanding, which are entitled to vote at the Annual Meeting. Unless otherwise indicated, the address of each individual listed in this table is c/o WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.

	Common Stock Owned
Name and Address of Beneficial Owner(1)	Number	Percentage
Principal Stockholders:
Crestview(2)	31,451,435	36%
Nine Ten Capital	6,500,000	7%
The Vanguard Group	4,785,813	5%
Named Executive Officers and Directors:
Teresa Elder	1,733,744	2%
Bill Case	182,545	*
John Rego	234,145	*
Craig Martin	552,459	*
Don Schena	252,682	*
David Brunick	259,789	*
Henry Hryckiewicz	140,511	*
Shannon Campain	118,225	*
Brian Cassidy(2)	—	*
Daniel Kilpatrick(2)	—	*
Jeffrey Marcus	34,796	*
Tom McMillin(3)	78,782	*
Phil Seskin(3)	76,677	*
Jill Bright(3)	80,481	*
Barry Volpert(2)	—	*
Gunjan Bhow	16,580	*
Executive Officers and Directors as a Group (16 persons)(4)	3,761,416	4%

*      Less than 1%

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Number of shares owned for each executive officer includes restricted shares issued to such officers on March 3, 2021. The address of our executive officers is c/o WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.
(2)	Includes (i) 4,849,639 shares held by Crestview W1 Co-Investors, LLC, (ii) 1,245,968 shares held by Crestview W1 TE Holdings, LLC, (iii) 25,142,311 shares held by Crestview W1 Holdings, L.P., (iv) 150,100 shares held by Crestview Advisors, L.L.C. that were delivered upon the vesting of awards of restricted common stock previously granted under the 2017 Omnibus Plan to Brian Cassidy, Daniel Kilpatrick and Jeffrey Marcus and (v) 63,417 outstanding restricted shares granted to each of Brian Cassidy, Daniel Kilpatrick and Barry Volpert, in the aggregate, under the 2017 Omnibus Plan (each of Messrs. Cassidy, Kilpatrick and Volpert has assigned all rights, title and interest in the restricted shares granted to them to Crestview Advisors, L.L.C.). Crestview Partners III GP, L.P. exercises voting and dispositive power over the shares held by Crestview W1 Co-Investors, LLC, Crestview W1 TE Holdings, LLC and Crestview W1 Holdings, L.P. Decisions by Crestview Partners III GP, L.P. to vote or dispose of such shares require the approval of a majority of the seven members of its investment committee and the chairman of the investment committee. The investment committee is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals, in his capacity as solely a member of the investment committee, disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Crestview Partners, 590 Madison Avenue, 42nd Floor, New York, New York 10022.
(3)	The address of Mr. Bhow, Ms. Bright, Mr. McMillin and Mr. Seskin is c/o WideOpenWest, Inc., 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111.
(4)	Includes shares held by all executive officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders’ Agreement

We have entered into a Stockholders’ Agreement with the Sponsor and certain members of management. The Stockholders’ Agreement provides, among other things, that the Sponsor has the right to designate:

●	three directors to our Board of Directors for so long as the Sponsor owns at least 22.5% of our outstanding shares of common stock;
●	two directors for so long as the Sponsor owns at least 15%, but less than 22.5%, of our outstanding shares of common stock; and
●	one director to our Board of Directors for so long as the Sponsor owns at least 5%, but less than 15%, of our outstanding shares of common stock.

The Crestview designees are Mr. Kilpatrick, Mr. Cassidy and Mr. Volpert. We will be required to take all necessary action to cause the Board of Directors to ensure the composition of our Board of Directors as set forth above.

The Stockholders’ Agreement provides certain limitations on the ability of members of management party thereto to offer, sell or otherwise dispose of shares of our common stock or compete with the Company.

The Stockholders’ Agreement requires the Company to reimburse the Sponsor for costs the Sponsor incurs on behalf of the Company, services provided by the Sponsor to the Company and for any expenses the Sponsor incurs relating to enforcing their rights under the Stockholders’ Agreement. The Stockholders’ Agreement also includes corporate opportunity, confidentiality and indemnification provisions customary for agreements of this type.

Subject to certain exceptions, the Stockholders’ Agreement will terminate with respect to the Sponsor at such time as such Sponsor owns less than 5% of our outstanding shares of common stock, and the Stockholders’ Agreement will terminate entirely at such time as the Sponsor no longer owns more than 5% of our outstanding shares of common stock.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with Crestview pursuant to which, among other things, we will provide to Crestview an unlimited number of “demand” registrations. The Registration Rights Agreement also provides Crestview customary “piggyback” registration rights. We are required to pay certain expenses relating to such registrations and to indemnify Crestview against certain liabilities which may arise in connection with the Registration Rights Agreement.

Incentive Plan and Employee Agreements

2017 Omnibus Incentive Plan

The 2017 Omnibus Plan provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the 2017 Omnibus Plan. The purpose of the 2017 Omnibus Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Policies and Procedures with Respect to Related Party Transactions

We have adopted written policies and procedures whereby our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our General Code of Ethics requires that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2020 fiscal year compensation program for each individual who served as a principal executive officer or principal financial officer during 2020 and the next three most highly compensated executive officers at fiscal year-end. Those individuals (“named executive officers” or “NEOs”) were:

●	Teresa Elder, Chief Executive Officer
●	Bill Case, Chief Information Officer, Interim Chief Executive Officer
●	John Rego, Chief Financial Officer
●	Rich Fish, Former Chief Financial Officer
●	Craig Martin, General Counsel and Secretary
●Don Schena, Chief Customer Experience Officer
●David Brunick, Chief Human Resources Officer

Unless the context requires otherwise, references to the “Compensation Committee” or the “Committee” in this CD&A refer to the Compensation Committee of our Board.

Executive Summary

Our 2020 Compensation Program

We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers.

The following is a summary of key aspects of our 2020 compensation programs for our named executive officers:

●	Base Salary—Provide the security of a competitive fixed cash payment for services rendered.
●	Annual Cash Incentives—Motivate superior annual performance and support our objectives by tying any payout to the achievement against pre-established operating goals.
●	Long-Term Equity Incentives—Retain executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie long-term equity incentives to the appreciation of our common stock through grants of restricted stock and performance shares.
●	Employment Agreements—Maintain a strong, experienced management team which is essential to the best interests of the Company and our stockholders and minimize any employment security concerns.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Corporate Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our named executive officers because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

●	Benchmarking review of external market data when making compensation decisions.
●	Annual bonus awards may be based on a combination of the following factors: (a) financial operating performance against pre-defined objective goals, (b) customer loyalty and satisfaction metrics, and (c) strategic metrics.
●	The Compensation Committee engages an independent compensation consultant.
●	We prohibit all executives and directors from trading in derivative securities related to our securities.
●	The Compensation Committee conducts an annual risk assessment of our compensation program.
●	We do not provide gross-up payments on excise taxes under Section 280G of the Code.

The Compensation Committee is generally charged with the oversight of our executive compensation program. The Compensation Committee considers the proper alignment of executive pay with our values and strategy by overseeing executive compensation policies, measuring and assessing corporate performance and taking into account our CEO’s performance assessment of our Company coupled with the individual performance of our other named executive officers. In 2020, the Compensation Committee retained Aon (“Aon”) to assist the Compensation Committee in assessing its compensation practices. The Compensation Committee received an appropriate independence letter from Aon and confirmed there were no conflicts of interest. The Compensation Committee has continued to use Aon as its compensation consultant for executive and director compensation matters, including with respect to benchmarking data and review of peer practices.

Compensation Philosophy and Objectives

The Company’s 2020 compensation program for its executive officers was designed to attract, motivate, reward and retain key executives and other employees and to enhance equity value by emphasizing long-term equity compensation. The Company believes that its 2020 compensation program provides total compensation that is both fair, competitive, and commensurate with performance. We generally target compensation at the median of the market and calibrate annual incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. Additionally, a significant portion of executive’s compensation is in the form of equity based long-term incentives directly aligning the executive team with stockholders.

Compensation Determination Process

Role of the Board and Chief Executive Officer

All executive compensation decisions are made by our Compensation Committee. The Compensation Committee takes significant direction from the recommendations of our CEO regarding the design and implementation of the executive compensation program, as our CEO has significant involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the executive officers and each person’s individual contribution to the Company’s performance. Ms. Elder does not make recommendations with respect to her own compensation. In addition, when making its decisions, the Compensation Committee considers the following factors:

●	the requirements of any applicable employment agreements;
●	the executive’s individual performance during the year;
●	projected role and responsibilities for the coming year;
●	actual and potential impact on the successful execution of our Company strategy;
●	the executive’s prior compensation, experience and professional status;
●	internal pay considerations; and
●	employment market conditions and compensation practices within our peer group.

The Company also considered the results of the prior year’s advisory say-on-pay vote in our compensation-setting practices. While the vote is not binding, our Board of Directors and Compensation Committee members value the opinions of our stockholders. At our 2020 annual meeting of stockholders, stockholders showed strong support for our compensation programs, with over 99% of the votes cast approving, on an advisory basis, the compensation programs paid to our named executive officers. Additionally, at the 2018 annual meeting of stockholders, our stockholders voted to vote on a non-binding resolution regarding executive compensation, annually. Our next advisory, non-binding vote on the frequency of future advisory votes on executive compensation will be at the 2024 annual meeting of stockholders.

Use of Competitive Data

We have historically used comparative information acquired through industry surveys and comparative company analysis in formulating recommendations for annual base salary adjustments, target bonus and long-term incentive grant values. Our Compensation Committee generally targets compensation at the median of the comparable market with actual positioning dependent on individual performance and internal equity.

The Compensation Committee, working with its independent advisors, establishes a peer group to aid in compensation decisions. The peer group consists of companies that are similar to us in business, size and complexity and with whom we compete for executive talent. In selecting our peer group we consider:

●	publicly-traded U.S. companies that file periodic reports with the SEC;
●	companies with comparable revenue (1/3x—3x) and market capitalization values (1/5x—5x); and
●	organizations in the cable, satellite and telecommunications industry

In determining the 2020 executive pay and program benchmarking, our Compensation Committee approved, based on the recommendation of independent advisors, the inclusion of the following companies:

• Akamai Technologies, Inc.	• Iridium Communications, Inc.
• ATN International, Inc.	• J2 Global
• Cable ONE, Inc.	• Shenandoah Telecommunications Company
• Cogeco Communications Holdings, Inc.	• United States Cellular Corp
• Consolidated Communications Holdings, Inc.	• Viasat, Inc.
• EchoStar Corporation	• Uniti Group
• GTT Communications, Inc.	• Vonage Holdings Corp.

Elements of Executive Compensation

Our compensation program is weighted towards performance-based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic imperatives. Historically, total compensation and other benefits consisted of the following elements:

●	base salary;
●	short-term annual cash incentive (bonus) compensation;
●	long-term equity incentive compensation; and
●	other benefit programs.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational, and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

In 2020, we continued a short-term incentive cash compensation bonus plan tied to specific enterprise-wide goals, including Adjusted EBITDA, which we define as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, the write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including stock compensation expense) and certain other income and expenses, in each case giving effect to the impact of acquisitions and dispositions, when applicable. We do not offer a defined benefit pension plan. The Compensation Committee supports a competitive employee benefit package, but does not support executive perquisites or other supplemental programs targeted to executives.

Base Salary

A key component of compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Compensation Committee. Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Each named executive officer received a base salary paid in cash. The employment agreements for each named executive officer established a base salary, subject to annual increases at the Compensation Committee’s discretion. The Company did not implement merit increases for 2020 due to concerns regarding the potential impact of the COVID-19 global pandemic. The Compensation Committee and the CEO rely primarily on competitive market analyses in determining annual salary increases while also considering the Company’s overall performance, and the individual’s experience, current performance and potential for advancement.

The following table sets forth the approximate base salaries approved for the named executive officers in 2019 and 2020:

	2019	2020
Name	Base Salary	Base Salary
Teresa Elder	$787,500	$787,500
Bill Case	$330,000	$346,500
John Rego (1)	$—	$450,000
Rich Fish (2)	$386,250	$386,250
Craig Martin	$390,000	$390,000
Don Schena	$385,500	$385,500
David Brunick	$375,000	$375,000

(1)	Mr. Rego was appointed Chief Financial Officer on June 29, 2020.
(2)	Mr. Fish departed from the Company effective April 1, 2020.

Short-Term Annual Cash Incentive Compensation

We have a cash-based short-term incentive program (“STIP”) to motivate our executive officers and other exempt employees to achieve certain short-term Company-wide goals within the calendar year. In 2020, the overall potential payout in the 2020 STIP program ranged from a minimum threshold payout of 25% up to 150% of the target bonus for each participant based on certain Company-wide performance. Performance below threshold measures would result in 0% payout of the target bonus.

The 2020 STIP program measured results based on both financial and non-financial metrics. Seventy percent of the potential award was driven by the Company’s Adjusted EBITDA performance relative to budget, with the minimum and maximum amounts achievable based on the actual results. To determine the payout, we used Adjusted EBITDA as defined above and in our earnings release. The remaining 30% of the potential award was split equally between achievement of (i) a designated customer net promoter score, and (ii) designated high-speed data subscriber growth.

The following table below sets forth the 2020 adjusted EBITDA performance levels required for threshold, target and maximum payouts as well as actual performance for the financial portion of the 2020 STIP.

	Threshold	Target	Maximum	Actual 2020
Adjusted EBITDA	$410.0	$432.2	$453.5	$437.1
Payout as a Percent of Target	10%	110%	180%	119%

Based on Company performance during the 2020 fiscal year, each of the Company’s named executive officers employed by the Company as of December 31, 2020 earned an aggregate payout of 106% of the total 2020 STIP target variable compensation, which was subject to proration based on time served in the position.

	Non‑Financial Metric	Financial Metric	Overall STIP	2020 Bonus
Name	Achievement(1)	Achievement(2)	Achievement	Earned
Teresa Elder	23%	83%	106%	$1,043,438
Bill Case	23%	83%	106%	$183,645
John Rego	23%	83%	106%	$176,073
Craig Martin	23%	83%	106%	$206,700
Don Schena	23%	83%	106%	$204,315
David Brunick	23%	83%	106%	$198,750

(1)	Percentage determined based on achievement of two non-financial metrics, each with a 15% weight factor.
(2)	Percentage determined based on achievement of Adjusted EBITDA target with a 70% weight factor.

Long-Term Equity Incentive Compensation

The Company utilizes restricted stock awards to attract, motivate and retain key executives with time-based annual awards based on a percentage of base salary for each NEO. Prior to 2020, these awards were strictly service based restricted stock awards that vest in equal installments over a four year vesting period. During 2020, we introduced performance-based equity awards representing 30% of total annual equity compensation for the year. The performance-based awards will vest based on the Company’s achievement level relative to the following performance measures at December 31, 2022: (i) 50% based upon the Company’s Total Shareholder Return (“TSR”) relative to the TSRs of the Company’s peer group, and (ii) 50% based on the Company’s three-year cumulative EBITDA metric. EBITDA is defined as previously described within these materials. Upon achievement of the minimum threshold performance metric, the grantee may earn 50% to 200% of their respective target shares based on the performance goal.

Current grants of equity are subject to the provisions of the 2017 Omnibus Plan, as well as the Company’s Stockholders’ Agreement (as amended from time to time).

Other Benefit Programs

Severance and Change in Control Benefits

We have entered into an employment agreement with Ms. Elder and letter agreements with each of Mr. Case, Mr. Martin, Mr. Rego, Mr. Schena and Mr. Brunick. The employment agreement and letter agreements provide for base salary, annual discretionary bonuses, annual equity awards and employee benefits during the term of employment. Each of these agreements provides for certain payments and other benefits if the executive’s employment is terminated by us without cause or by the executive for good reason. In addition, in November 2018, the Board adopted the Change in Control and Severance Benefits Plan which provides for certain additional payments to our executive officers (as such term is defined in SEC regulations) if such executive officers are terminated under specified circumstances in connection with a change in control of the Company. In each case, severance payments are subject to signing a release and our executives are subject to non-competition, non-solicitation and confidentiality restrictions. See the subsection “—Potential Payments upon Termination or Change in Control” below for a description of the change in control plan and employment agreements, including the applicable severance and change in control benefits.

Retirement Plans

The only retirement benefits currently provided to our NEOs are those under our tax-qualified 401(k) savings plan, which are offered to all eligible employees (not just our executive officers).

Health and Welfare Benefits

Our named executive officers are eligible to participate in each of our employee and health and welfare benefit arrangements on the same basis as our other employees (subject to, and in accordance with, applicable laws). This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees. The Company continually evaluates its health and welfare programs and vendors to provide a competitive program that promotes wellness for our employees.

Perquisites or Other Benefits

Other than as expressly described in this CD&A, we do not currently provide any perquisites or other benefits to our named executive officers.

Non-qualified Deferred Compensation Plan

In July 2007, we implemented a non-qualified deferred compensation plan. Under this plan, certain members of management and other highly compensated employees may elect to defer a portion of their annual compensation, subject to certain regulatory percentage limitations, such that they are able to defer the same percentages of compensation. The assets and liabilities of the plan are consolidated within the Company’s financial statements. The assets of the plan are specifically designated as available to the Company solely for the purpose of paying benefits under the Company’s deferred compensation plan. However, in the event the Company became insolvent, the investments would be available to all unsecured general creditors.

Tax and Accounting Implications

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) provides that amounts deferred under nonqualified deferred compensation arrangements will, upon becoming vested, be included in an employee’s income as well as be subject to penalties and interest, unless certain requirements are complied with. The Compensation Committee operates its compensation programs with the intention of either complying with, or being exempt from, the requirements of Section 409A of the Code. The Company accounts for stock-based payments with respect to our long-term equity incentive award program in accordance with the requirements of Financial Accounting Standard Board (“FASB”) ASC 718—Stock Compensation (“ASC 718”).

Change in Control Payments

If a company makes “parachute payments” to an employee, Section 280G of the Code disallows the company’s tax deduction for the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the Code subjects the employee to an additional 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to an additional 20% excise tax, equal the amount of the parachute payments in excess of one times the person’s base amount. We do not provide any gross-up payments on potential excise tax requirements due to Section 280G to any of our executives.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, or earned by, our named executive officers in 2020, 2019 and 2018.

					Non‑Equity
					Incentive Plan		All Other
Name and Principal Position	Year	Salary($)		Stock Awards ($)(1)	Compensation($)		Compensation($)		Total($)
Teresa Elder	2020	787,500		3,904,889	1,043,438		—		5,735,827
Chief Executive	2019	787,500		3,499,994	759,938		—		5,047,432
Officer	2018	750,000		2,859,558	515,625		—		4,125,183
Bill Case	2020	346,500		536,914	183,645		25,000	(2)	1,092,059
Chief Information	2019	330,000	(3)	374,020	127,380		—		831,400
Officer	2018	283,511		245,121	44,001		—		572,633
John Rego	2020	225,000	(4)	992,494	176,073		—		1,393,567
Chief Financial	2019	—		—	—		—		—
Officer	2018	—		—	—		—		—
Rich Fish	2020	108,447	(5)	—	200,131	(5)	292,659	(5)	601,237
Former Chief	2019	386,250		656,625	149,093		93,451	(6)	1,285,419
Financial Officer	2018	361,472		607,650	103,125		93,451	(6)	1,165,698
Craig Martin	2020	390,000		821,882	206,700		3,184	(7)	1,421,766
General Counsel	2019	390,000		663,000	150,540		56,814	(8)	1,260,354
and Secretary	2018	373,851		607,650	103,125		50,803	(9)	1,135,429
Don Schena	2020	385,500		812,396	204,315		—		1,402,211
Chief Customer	2019	385,500		655,350	148,803		—		1,189,653
Experience Officer	2018	375,000		371,868	49,443		—		796,311
David Brunick	2020	375,000		790,269	198,750		—		1,364,019
Chief Human	2019	375,000		637,500	144,750		—		1,157,250
Resources Officer	2018	312,000	(10)	297,393	77,102		—		686,495

(1)	This column reports information with respect to restricted stock awards that were granted to our named executive officers. The amounts reported represent the grant date fair market value of the restricted stock award, which is the closing trading price of a share of common stock on the grant date multiplied by the number of shares subject to the award for service based awards and awards with a performance condition. The grant date fair market value of awards with a market condition are measured utilizing a Monte Carlo simulation as of the date of grant. See Note 13 to the financial statements included in the Company’s Annual Report on Form 10-K for further discussion regarding the assumptions made in the valuation of performance awards.
(2)	Mr. Case earned an additional $25,000 for his duties as acting Chief Executive Officer effective March 28, 2020 through April 19, 2020 while Ms. Elder was hospitalized with COVID-19.
(3)	Mr. Case was appointed Chief Information Officer on September 16, 2019.
(4)	Mr. Rego was appointed Chief Financial Officer on June 29, 2020. His salary reflects only the amount he earned during the applicable fiscal year.
(5)	Mr. Fish departed the Company as Chief Financial Officer effective April 1, 2020. His salary reflects only the amount he earned during the applicable fiscal year. Under his employment agreement, Mr. Fish was entitled to the portion of his 2020 STIP bonus accrued for at the time of departure and salary continuance for a period of up to 24 months.
(6)	In each year, consists of a retention plan payment.
(7)	For 2020, consists of $3,184 in earnings of the Company’s non-qualified deferred compensation plan.
(8)	For 2019, consists of a $51,378 cash payment received pursuant to the retention payment plan and $5,436 in earnings on the Company’s non-qualified deferred compensation plan.
(9)	For 2018, consists of a $51,378 cash payment received pursuant to the retention payment plan and $(575) in losses on the Company’s non-qualified deferred compensation plan.
(10)	Mr. Brunick was appointed Chief Human Resources Officer effective February 6, 2018. His salary reflects only the amount he earned during the applicable fiscal year.

GRANTS OF PLAN-BASED AWARDS IN 2020

The following table provides information about plan-based awards granted to the named executive officers in 2020.

		All Other		Grant Date
		Stock Awards:	Grant Date	Fair Value of
Name(1)	Grant Date	Number (#)	Value ($)(2)	Stock Awards ($)(3)
Teresa Elder	3/11/2020	539,119	4.09	2,204,997
	8/5/2020	74,526	6.34	472,495
	8/5/2020	137,755	8.91	1,227,397
Bill Case	3/11/2020	74,128	4.09	303,184
	8/5/2020	10,247	6.34	64,966
	8/5/2020	18,941	8.91	168,764
John Rego	6/30/2020	188,329	5.27	992,494
Craig Martin	3/11/2020	113,471	4.09	464,096
	8/5/2020	15,686	6.34	99,449
	8/5/2020	28,994	8.91	258,337
Don Schena	3/11/2020	112,162	4.09	458,743
	8/5/2020	15,505	6.34	98,302
	8/5/2020	28,659	8.91	255,352
David Brunick	3/11/2020	109,107	4.09	446,248
	8/5/2020	15,082	6.34	95,620
	8/5/2020	27,879	8.91	248,402

(1)	Mr. Fish was not granted any plan based awards in 2020.
(2)	Performance shares were granted on August 5, 2020. The awards with a grant date value of $6.34 are performance shares with a performance condition and the awards with a grant date value of $8.91 are performance awards with a market condition and were valued using a Monte Carlo simulation on the grant date.
(3)	The amounts reported represent the grant date fair market value of the restricted stock award, which is the closing trading price reported on the NYSE for a share of common stock on the date of grant multiplied by the number of shares subject to the award. The number of shares granted to Ms. Elder, Mr Case, Mr. Martin, Mr. Schena and Mr. Brunick was determined on March 11, 2020, based on the closing trading price reported on the NYSE for a share of common stock on that date.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards

Base Salary

The amounts reported as base salary reflect the amounts actually received as base salary in 2020.

Retention Plan

In 2016, the Company’s former parent adopted a retention plan in connection with the termination of certain profits interests in the Company previously forfeited by plan participants upon the closing of an investment of one of the Company’s pre-initial public offering investors. The retention plan provides for annual cash payments in December of each year until December of 2019, subject to continued employment through the payment dates. Payments made to named executive officers under the retention plan are included under the column “all other compensation” in the summary compensation table.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2020.

		Equity Awards	Market Value of
		Number of Shares	Shares or Units
		or Units of Stock	of Stock That
		That Have Not	Have Not
Name(1)	Grant Date	Vested (#)	Vested ($)(2)
Teresa Elder(3)	12/14/2017	42,809	456,772
	3/22/2018	195,059	2,081,280
	3/14/2019	308,823	3,295,141
	3/11/2020	539,119	5,752,400
	8/5/2020	212,281	2,265,038
Bill Case(4)	4/3/2018	5,853	62,452
	7/13/2018	7,500	80,025
	3/14/2019	17,868	190,652
	4/3/2019	7,500	80,025
	9/30/2019	11,156	119,035
	3/11/2020	74,128	790,946
	8/5/2020	29,188	311,436
John Rego(5)	6/30/2020	188,329	2,009,470
Craig Martin(6)	3/22/2018	41,451	442,282
	3/14/2019	58,500	624,195
	3/11/2020	113,471	1,210,736
	8/5/2020	44,680	476,736
Don Schena(7)	8/31/2018	15,960	170,293
	3/14/2019	57,825	616,993
	3/11/2020	112,162	1,196,769
	8/5/2020	44,164	471,230
David Brunick(8)	3/22/2018	20,286	216,452
	3/14/2019	56,250	600,188
	3/11/2020	109,107	1,164,172
	8/5/2020	42,961	458,394

(1)	Mr. Fish did not have outstanding equity awards at 2020 fiscal year-end.
(2)	The amounts reported represent the fair market value of the restricted stock award as of year-end, which is the closing trading price reported on the NYSE of a share of common stock on the last trading date of the most recently reported fiscal year-end ($10.67 at the close of market on December 31, 2020) multiplied by the number of shares subject to the award.
(3)	On December 14, 2017, March 22, 2018, March 14, 2019 and March 11, 2020, Ms. Elder received grants of 171,233, 390,117, 411,764 and 539,119 shares of restricted stock, respectively, which will each vest in four annual installments on the first anniversary of the grant date, subject to certain conditions. On August 5, 2020 Ms. Elder received performance share grants of 74,526 and 137,755, which will vest based on the Company’s achievement of certain performance conditions at December 31, 2022.
(4)	On April 3, 2018, July 13, 2018, March 14, 2019, April 30, 2019, September 30, 2019 and March 11, 2020, Mr. Case received grants of 11,703, 15,000, 23,823 10,000, 14,874 and 74,128 shares of restricted stock, respectively, which will each vest in four annual installments on the first anniversary of the grant date, subject to certain conditions. On August 5, 2020 Mr. Case received performance share grants of 10,247 and 18,941, which will vest based on the Company’s achievement of certain performance conditions at December 31, 2022.
(5)	On June 30, 2020 Mr. Rego received a grant of 188,329 shares of restriced stock which will vest in four annual installments on the first anniversary of the grant date, subject to certain conditions.

(6)	On June 16, 2017, Mr. Martin received a grant of 34,441 shares of restricted stock, of which 13,118 shares vest on June 30, 2018 and 21,323 shares vest in three equal annual installments starting with the initial installments on June 30, 2018. On March 22, 2018, March 14, 2019 and March 11, 2020, Mr. Martin received grants of 82,899, 78,000, and 113,471 shares of restricted stock, respectively, which will each vest in four annual installments on the first anniversary of the grant date, subject to certain conditions. On August 5, 2020 Mr. Martin received performance share grants of 15,686 and 28,994, which will vest based on the Company’s achievement of certain conditions at December 31, 2022.
(7)	On August 31, 2018, March 14, 2019 and March 11, 2020, Mr. Schena received grants of 31,920, 77,100 and 112,162 shares of restricted stock, respectively, which will each vest in four annual installments on the first anniversary of the grant date, subject to certain conditions. On August 5, 2020 Mr. Schena received performance share grants of 15,505 and 28,659, which will vest based on the Company’s achievement of certain performance conditions at December 31, 2022.
(8)	On March 22, 2018, March 14, 2019 and March 11, 2020, Mr. Brunick received grants of 40,572, 75,000 and 109,107 shares of restricted stock, respectively, which will vest in four annual installments on the first anniversary of the grant date, subject to certain conditions. On August 5, 2020 Mr. Brunick received performance share grants of 15,082 and 27,879, which will vest based on the Company’s achievement of certain performance conditions at December 31, 2022.

OPTION EXERCISES AND EQUITY UNITS VESTED IN 2020

The Company has not issued stock options to any of its employees nor did any stock option awards vest in 2020. The following table provides information about stock awards which vested in 2020.

	Stock Awards(1)
	Number of Shares	Value Realized
Name	Acquired on Vesting(#)	on Vesting($)
Teresa Elder	243,278	1,095,411
Bill Case	18,848	88,252
John Rego (2)	—	—
Rich Fish (3)	103,965	397,898
Craig Martin	55,019	219,593
Don Schena	27,255	119,708
David Brunick	28,893	104,574

(1)	Represents the vesting of restricted stock. The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the Company’s common stock on the NYSE on the applicable vesting date.
(2)	Mr. Rego was appointed Chief Financial Officer on June 29, 2020.
(3)	Mr. Fish departed from the Company effective April 1, 2020. In accordance with his employment agreement, Mr. Fish received the equity awards granted to him that were subject to vest within the next 12 months as of the date of termination.

Refer to the footnotes to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above for explanation of the grants issued to the named executive officers, including the designated vesting.

Pension Benefits in 2020

We do not offer our executives or others employees a pension plan. Retirement benefits are limited to participation in our 401(k) plan with an employer discretionary match for employee deferrals, subject to applicable Code contribution limitations under the Code.

Non-qualified Deferred Compensation in 2020

The following table shows certain information concerning non-qualified deferred compensation activity in 2020 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION IN 2020

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in 2020($)	in 2020($)	in 2020($)(1)	Distributions($)(1)	12/31/20($)(2)
Craig Martin	—	—	3,184	—	48,250

(1)	Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.
(2)	Amounts in this column are not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company.

As described above, each of our named executive officers has an employment agreement with the Company. In addition, the Company may authorize discretionary severance payments to its named executive officers upon termination.

2020 WideOpenWest, Inc. Change in Control and Severance Benefit Plan

On November 6, 2018, the Board approved a Change in Control and Severance Benefit Plan (“CIC Plan”) applicable to each of the Company’s executive officers, effective as of the date of approval. Under the terms of the CIC Plan, in the event the employment of any executive officer is terminated by the Company for cause or by the executive officer for good reason within two years of a change in control of the Company, such executive officer would be entitled to cash severance as follows. Ms. Elder is entitled to receive (a) 2.5 times the sum of (i) the then applicable base salary plus (ii) the target bonus of the CEO applicable to the year in which such termination occurs, plus (b) a prorated portion of the target bonus applicable to the year in which such termination occurs. Each other executive officer would be entitled to receive (a) 2.0 times the sum of (i) the then applicable base salary plus (ii) the target bonus of such executive officer applicable to the year in which such termination occurs, plus (b) a prorated portion of the target bonus applicable to the year in which such termination occurs.

Description of Severance or Change in Control Provisions in Employment Agreements

Other than a termination in connection with a change in control as described above, our named executive officers would receive the severance benefits described below in the event of termination of employment under other the circumstances described below.

Ms. Elder’s Employment Agreement. Ms. Elder entered into an employment agreement with the Company on December 14, 2017 (“Elder Employment Agreement”). The initial term of Ms. Elder’s employment was set at approximately three years starting on December 24, 2017 through December 31, 2020, and on January 1, 2021 and each anniversary thereof, the term shall be automatically extended for successive one-year periods unless either party chooses not to extend the term by providing the other party with at least 60 days written notice. The Elder Employment Agreement specifies a minimum annual base salary of $750,000 and an annual performance-based incentive bonus with a target of 125% of her base salary, to be earned based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Ms. Elder. Ms. Elder also received a one-time payment of legal fees up to a maximum of $15,000, a one-time sign on bonus equal to $200,000 and a one-time restricted stock award under the 2017 Omnibus Plan with a grant date fair market value of $1,500,000, based on the closing price of the Company’s common stock reported on the NYSE for the trading day immediately preceding December 14, 2017 (“Sign-On RSA”). The Sign-On RSA time-vests 25% on each of the first, second, third and fourth anniversaries of December 14, 2017 and becomes 100% vested upon a termination of Ms. Elder’s employment by the Company without cause (as defined in the Elder Employment Agreement) or by Ms. Elder for good reason (as defined in the Elder Employment Agreement). A pro rata portion of the Sign-On RSA vests upon a termination due to disability (as defined in the Elder Employment Agreement) calculated by multiplying the number of shares of restricted stock that would have vested on the next scheduled vesting date assuming no termination occurred, by a fraction, the numerator of which shall equal the number of consecutive days Ms. Elder is employed by the Company and the denominator of which is 365. The Sign-On RSA will vest in full upon a change in control subject to Ms. Elder’s employment through the date of the change in control.

If her employment is terminated for cause, Ms. Elder is entitled to a lump sum cash payment of all earned but unpaid base salary through the termination date, any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date. Additionally, any amounts payable under any Company benefit plans will be paid in accordance with the terms of the applicable plan. Ms. Elder will not be entitled to receive her base salary or any fringe benefits or annual bonus for periods after the termination.

If Ms. Elder’s employment is terminated without cause or if Ms. Elder resigns for good reason, or due to a non-extension of the employment term by the Company, then in addition to the accrued benefits, the Company will pay or provide Ms. Elder with the following, so long as Ms. Elder continues to comply with the terms of the Employment Agreement: (i) the Company will continue to pay Ms. Elder’s base salary for the 24-month-period commencing on the day after the last day of employment, (ii) an amount equal to two times the annual bonus actually paid by the Company in the year immediately prior to the year of termination, payable over the 24 month-period commencing on the day after the last day of employment in equal installments (for the avoidance of doubt, if no annual bonus was paid in the year prior to the year of termination, the amount will be zero, provided, that, if the termination occurs prior to being eligible to earn a bonus for the 2018 fiscal year, the amount will equal the amount accrued on the Company’s financial statements through the full month prior to the last day of employment), and (iii) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Ms. Elder (and her eligible dependents) for a period of 18 months at the Company’s expense, to be paid in the form of reimbursements to Ms. Elder, provided that Ms. Elder comply with certain conditions. Such benefits will be payable provided that Ms. Elder has executed and not revoked a release within 60 days of her last day of employment, in the form substantially attached to the Elder Employment Agreement. Ms. Elder is also subject to certain restrictive covenants, including a perpetual confidentiality covenant and non-competition and non-solicitation provisions during employment and for the 24-month period following termination for any reason.

Mr. Rego’s Employment Agreement. Pursuant to the terms of a Letter Agreement of Employment, by and between the Company and Mr. Rego, Mr. Rego receives a minimum annual base salary of $450,000 and an annual performance-based incentive bonus with a target of 70% of his base salary (pro-rated for 2020), to be earned based upon achievement of objective performance goals.

Mr. Rego was also entitled to receive an annual restricted stock award under the 2017 Omnibus Plan on the same basis as the Company’s senior management group with an aggregate grant date target fair market value of $990,000. In addition, upon a termination of Mr. Rego’s employment by the Company without cause or by Mr. Rego for good reason, Mr. Rego will become entitled to (i) continued base salary for 24 month-period commencing on the termination, (ii) acceleration of any time vesting incentive equity that would have otherwise vested within 12 months of termination, (iii) a pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination, and (iv) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months at the same cost as during employment. Mr. Rego is also subject to standard restrictive covenants, including a non-solicitation provision during employment and for 12 months thereafter and a non-competition provision during employment and 24 months thereafter.

Other Named Executive Officers’ Employment Agreements. WideOpenWest Holdings, LLC previously entered into letter agreements relating to employment with each of Mr. Case, Mr. Martin, Mr. Schena and Mr. Brunick. Each letter agreement was executed using the same form of agreement. None of the amended and restated letter agreements specify a minimum term. The letter agreements provide for an annual base salary (subject to annual review for increase only) and an annual bonus award with a target bonus opportunity of 50% of base salary (based upon formulas to be established in its sole discretion, such as annual budgeted adjusted EBITDA, achievement of budgeted customer retention, and acquisition of customer satisfaction ratings). Each of the agreements also permits the named executive officer to participate in the Company’s employee benefit plans as are generally made available to our senior executives, including insurance programs and other fringe employee benefits.

The letter agreements with the Company includes a post-termination non-solicitation provision to 12 months, clarified that the 24-month post-termination non-competition period applies to any termination and provides each executive officer with the right to the following severance in the event such executive officer’s employment with the Company is terminated by the Company without cause (as defined in each amended and restated letter agreements) or, by the executive for good reason (as defined in each amended and restated letter agreements), subject to an execution of a release reasonably satisfactory to the Company: (i) continued base salary for 24 month-period commencing on the termination, (ii) acceleration of any time vesting incentive equity that would have otherwise vested within 12 months of termination, (iii) a pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination, (iv) continued participation through COBRA in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of 12 months at the same cost as during employment and (v) a lump sum payment of the unpaid and unvested bonus under the retention plan. See “Narrative to Summary Compensation Table and Grants of Plan-Based Awards—Retention Plan” above for more information regarding the retention awards.

Change in Control/Severance Payment Table as of December 31, 2020

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment following a change in control, assuming such event occurs on December 31, 2020. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The following items are not reflected in the table set forth below:

●	Accrued salary and bonus (except to the extent specifically noted in an employment agreement).
●	Costs of COBRA or any other mandated governmental assistance program to former employees.
●	Welfare benefits provided to all salaried employees having substantially the same value.
●	Amounts outstanding under the 401(k) plan.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2020

		Value of
		Accelerated
	Cash	Restricted
	Severance($)	Stock($)(1)	Total($)
Teresa Elder(2)	4,440,407	11,585,593	16,026,000
Termination without cause or for good reason
Bill Case(3)	1,047,135	398,845	1,445,980
Termination without cause or for good reason
John Rego(3)	1,537,757	502,354	2,040,111
Termination without cause or for good reason
Rich Fish(4)	292,659	256,995	549,654
Termination without cause or for good reason
Craig Martin(3)	1,175,360	731,866	1,907,226
Termination without cause or for good reason
Don Schena(3)	1,161,860	589,998	1,751,858
Termination without cause or for good reason
David Brunick (3)	1,132,749	599,323	1,732,072
Termination without cause or for good reason

(1)	Column includes the fair market value of restricted stock awards issued under the 2017 Omnibus Plan that could accelerate upon termination, calculated as the closing price of a share of common stock on the last trading day of 2020 multiplied by the number of shares subject to acceleration. Each named executive officer’s restricted stock awards allow for the acceleration of vesting upon a change in control at the discretion of the compensation committee.
(2)	Calculated as 2.5 times the sum of Ms. Elder’s base salary and target bonus in effect as of December 31, 2020. Also included is an additional lump sum payment equal to twelve (12) times the monthly reimbursement paid under COBRA continuation. This assumes the pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination is $0.
(3)	Calculated as two times the sum of the named executive officer’s base salary and target bonus in effect as of December 31, 2020. Also included is an additional lump sum payment equal to six (6) times the monthly COBRA reimbursement paid under COBRA continuation coverage. This assumes the pro rata share of bonus for the year of termination based on the actual accrual of that year’s bonus through the date of termination is $0.
(4)	Mr. Fish departed from the Company effective April 1, 2020. In accordance with his employment agreement, Mr. Fish received the equity awards granted to him that were subject to vest within the next 12 months as of the date of termination. The amounts set forth above for Mr. Fish reflect the cash severance and value of accelerated equity awards actually received in connection with his separation from the Company.

Director Compensation

Each non-employee director receives an annual cash retainer equal to approximately $75,000, as well as a $115,000 annual restricted stock equity award, based on the closing price for the common stock on the day of the Company’s annual meeting, which vests upon the one year anniversary of such grant; provided that in 2020, these restricted shares were issued in May of 2020. There were no additional fees paid per meeting attended. The Chairman of each of the Audit, Compensation, and Nominating and Corporate Governance Committees receive additional cash retainers of $25,000, $18,000 and $15,000, respectively. Members of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional cash retainer of $12,500, $9,000 and $7,500, respectively. Beginning in 2018, the Chairman of the Board receives an additional fee of $100,000 but no additional fees for serving on any committees of the Board. For the year ended 2020, the Chairman of the Board received an additional $100,000 for services rendered during the year. The cash component of these fees paid to the members of the Board of Directors is paid quarterly, in advance. Beginning with the second quarter of 2020, the Board of directors had the option to receive board fees in the form of cash or stock grants with immediate vesting.  Our directors are reimbursed for any expenses incurred in connection with their service. Due to variances in service dates and changes to committee appointments during the year, the fees earned column below do not reflect what each director would receive for a full year of service on each applicable committee.

2020 Director Compensation Table

	Fees Earned or	Restricted
Name	Paid in Cash($)(1)	Stock ($)(2)	Total ($)
Gunjan Bhow	33,981	95,832	129,813
Jill Bright	100,500	114,996	215,496
Brian Cassidy	82,500	114,996	197,496
Daniel Kilpatrick	87,125	114,996	202,121
Jeffrey Marcus	275,000	114,996	389,996
Tom McMillin	109,000	114,996	223,996
Phil Seskin	102,500	114,996	217,496
Barry Volpert	75,000	114,996	189,996

(1)	Ms. Bright, Mr. Cassidy, Mr. Kilpatrick, Mr. Seskin and Mr. Volpert elected restricted stock in lieu of cash on April 1, 2020, July 1, 2020 and October 1, 2020. The number of shares granted was determined based on the board fee for the corresponding quarter multiplied by the closing trading price on the NYSE for a share of common stock on the date of grant.
(2)	The amounts reported represent the grant date fair market value of the annual restricted stock award, which is the closing trading price as reported on the NYSE for a share of common stock on the date of grant, May 7, 2020, multiplied by the number of shares subject to the award. The number of shares granted to each director was determined on May 7, 2020, based on the closing trading price reported on the NYSE for a share of common stock on that date.

Compensation Committee Interlocks and Insider Participation

During 2020, none of the Company’s executive officers served on the Board of Directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee. None of the members of the Compensation Committee (Ms. Bright (Chair), Mr. Bhow, Mr. Kilpatrick, and Mr. McMillin) is or has been an officer or an employee of the Company.

2017 Omnibus Incentive Plan

The 2017 Omnibus Plan provides for grants of stock options, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the 2017 Omnibus Plan. The purpose of the 2017 Omnibus Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. Following the amendment to the 2017 Omnibus Plan that was approved by our stockholders at the 2019 Annual Meeting, 12,074,128 shares of our common stock were authorized for issuance under the 2017 Omnibus Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock, of which 4,176,820 remained outstanding as of December 31, 2020 available for issuance or use. Our Compensation Committee administers the 2017 Omnibus Plan. The Board of Directors also has the authority to administer the 2017 Omnibus Plan and to take all actions that our Compensation Committee is otherwise authorized to take under the 2017 Omnibus Plan. The terms and conditions of each award made under the 2017 Omnibus Plan, including vesting requirements, are set forth consistent with the 2017 Omnibus Plan in a written agreement with the grantee. In connection with a change in control, as defined in the 2017 Omnibus Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2017 Omnibus Plan.

CHIEF EXECUTIVE OFFICER PAY RATIO

The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.

The Company identified the median employee by examining 2020 compensation for all employees of the Company excluding the Chief Executive Officer. As permitted by SEC rules, employee compensation for full fiscal 2020 as reported in the Company’s internal payroll reports was used as the compensation measure to identify the Company’s median employee. The Company believes that the use of this compensation measure is reasonable since it includes all cash components of the Company’s employee compensation: annual base salary, overtime pay, commissions, and target short-term cash incentive compensation.

The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full-time, part-time, or seasonal basis, as of December 31, 2020. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure, but did annualize the compensation for any employees that were not employed by the Company for all of 2020.

After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein.

As illustrated in the table below, in 2020, the Company’s Chief Executive Officer’s annual total compensation was 89 times that of the Company’s median employee.

	Chief Executive	Median
	Officer	Employee
2020 Annual Total Compensation	$5,735,827	$64,555
Total Annual Compensation Pay Ratio	89	1

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the CD&A in this proxy statement with management, including the CEO. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the proxy statement for the 2021 annual meeting of stockholders.

The Compensation Committee

Jill Bright (Chair)
Gunjan Bhow
Daniel Kilpatrick
Tom McMillin

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO USA, LLP, our independent registered public accounting firm for 2020, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 (“Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in the Form 10-K. In addition, the Audit Committee discussed with BDO USA, LLP those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Additionally, BDO USA, LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with BDO USA, LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

The Audit Committee
Tom McMillin (Chair)
Daniel Kilpatrick
Phil Seskin

PROPOSALS

Overview of Proposals

This Proxy Statement contains three proposals requiring stockholder action:

●	Proposal One requests the re-election of three directors to the Board;
●	Proposal Two requests the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021;
●	Proposal Three requests an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Executive Compensation”; and

Each proposal is discussed in more detail below.

Proposal One—Re-election of Directors

The Board has nominated Teresa Elder, Jeffrey Marcus and Phil Seskin to be re-elected to serve until the third succeeding annual meeting of stockholders after their election and until their respective successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the re-election of the Board’s three nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

The Board of Directors recommends a vote “FOR” the re-election of directors Elder,

Marcus and Seskin.

Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed BDO USA, LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2021. BDO USA, LLP has served as the Company’s independent registered public accounting firm since 2012.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO USA, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees for Services Rendered by Independent Registered Public Accounting Firm

The following table presents fees (in millions) for professional services rendered by our current and former independent registered public accounting firms for the fiscal years ended December 31, 2020 and 2019.

	December 31, 2020	December 31, 2019
Audit Fees(1)	$0.8	$0.9
Audit‑Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$0.8	$0.9

(1)	Audit Fees: These fees include fees related to the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements as well as services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor and to not engage the independent auditor to perform the non-audit services proscribed by law or regulation. The Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote “FOR” Proposal Two.

Proposal Three—Advisory (Non-Binding) Vote to Approve the Company’s Executive Compensation

The Board of Directors requests an advisory (non-binding) vote to approve the Company’s executive compensation, as disclosed in “Executive Compensation” and as required by Section 14A of the Securities Exchange Act of 1934, as amended. This proposal is advisory in nature, which means that the vote is not binding upon the Company. However, the Board and the Compensation Committee will consider the affirmative vote of a majority of the votes cast “FOR” the proposal as approval of the compensation paid to the Company’s named executive officers as described in this Proxy Statement. Our next advisory, non-binding vote on the frequency of future advisory votes on executive compensation will be at the 2024 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” Proposal Three.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: March 23, 2021

By Order of the Board of Directors,

/s/ JEFFREY MARCUS
Jeffrey Marcus
Chairman of the Board

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WIDEOPENWEST, INC. 7887 EAST BELLEVIEW AVENUE SUITE 1000 ENGLEWOOD, CO 80111 During The Meeting - Go to www.virtualshareholdermeeting.com/WOW2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D00087-P37821 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WIDEOPENWEST, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Jill Bright 1b. Brian Cassidy 1c. Angela Courtin The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for 2020. 3. Approve, by non-binding advisory vote, the Company's executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D00088-P37821 WIDEOPENWEST, INC. Annual Meeting of Shareholders May 7, 2020 8:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Teresa Elder and Craig Martin, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WideOpenWest, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Time on May 7, 2020, virtually via a live webcast at www.virtualshareholdermeeting.com/WOW2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: